UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 29, 2005

CANTEL MEDICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31337	22-1760285
(State or other jurisdiction	(Commission	(IRS Identification
of incorporation)	File Number)	Number)

150 Clove Road, Little Falls, New Jersey		07424
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 890-7220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities  Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On July 29, 2005, Cantel Medical Corp. accelerated the vesting of certain unvested and “out-of-the-money” stock options previously awarded to certain executive officers and other employees under the Company’s 1997 Employee Stock Option Plan that have an exercise price greater than $16.85, the closing price on June 15, 2005, the date that the Company’s Board of Directors authorized such acceleration. Options to purchase 759,650 shares of common stock (of which approximately 577,500 shares are subject to options held by the executive officers) are subject to this acceleration. Options held by non-employee directors were not included in the acceleration.

Holders of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, were given the election to decline the acceleration of their options if such acceleration would have the effect of changing the status of such option for federal income tax purposes from an ISO to a non-qualified stock option.

Because these options had exercise prices in excess of the market value of the Company’s common stock on June 15, 2005, and are not fully achieving their original objectives of incentive compensation and employee retention, the Company expects that the acceleration may have a positive effect on employee morale, retention and perception of option value. The acceleration will eliminate any future compensation expense the Company would otherwise recognize in its income statement with respect to these options with the August 1, 2005 implementation of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment (Revised 2004).” The Company estimates this compensation expense, after tax, would total approximately $5.2 million (approximately $1.8 million in 2006, $1.8 million in 2007, $1.2 million in 2008, and $400,000 in 2009) based on value calculations using the Black-Scholes methodology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANTEL MEDICAL CORP.
(Registrant)

By:	/s/ James P. Reilly
James P. Reilly,
President and Chief Executive
Officer

Date: August 4, 2005